Exhibit 99.1

Source: Beeline Holdings, Inc.

April 28, 2025 08:30 ET

Beeline teams up with Rabbu to make finding and funding short term rental properties frictionless

Beeline continues to build market share in the Investment Property Space

Providence, RI, April 28, 2025 (GLOBE NEWSWIRE) — Beeline Loans, Inc., a wholly-owned subsidiary of Beeline Holdings (NASDAQ: BLNE) a tech-forward mortgage originator focused on delivering fast, flexible financing solutions, today announced a strategic partnership with Rabbu, a leading short-term rental (STR) analytics platform used by over one million investors. The partnership creates a streamlined pipeline for investors—from identifying STR properties to securing tailored financing—all in one ecosystem.

Rabbu’s free Airbnb calculator allows users to enter any U.S. property address to receive data- driven projections, including estimated annual revenue, average daily rates, and expected occupancy. Now, with integrated access to Beeline’s investment property loans, users can move directly from analysis to action.

“This partnership expands our reach into one of the most dynamic segments in residential real estate,” said Nick Liuzza, CEO of Beeline. “We’re connecting the dots—discovery, funding, and ultimately, management—to deliver a truly frictionless STR investment experience.”

Beeline’s investment lending business has seen significant growth over the past 12 months. In 2024, more than half of its loan volume was dedicated to investment properties, with STR financing emerging as a leading driver. The company supports a full spectrum of borrower profiles through its DSCR, bank statement, and conventional loan products—all optimized for speed and simplicity.

The Rabbu partnership complements Beeline’s existing collaboration with Red Awning, a full- service STR management platform. Together, the trio forms a powerful, end-to-end solution: identify with Rabbu, finance with Beeline, manage with Red Awning.

Beeline also announced during its recent earnings call that April is expected to be its strongest revenue month since the market downturn, with increased investor demand and product diversification contributing to the momentum.

About Beeline

Beeline Financial Holdings, Inc. is a trailblazing mortgage fintech transforming the way people access property financing. Through its fully digital, AI-powered platform, Beeline delivers a faster, smarter path to home loans—whether for primary residences or investment properties. Headquartered in Providence, Rhode Island, Beeline is reshaping mortgage origination with speed, simplicity, and transparency at its core. The company is a wholly owned subsidiary of Beeline Holdings and also operates Beeline Labs, its innovation arm focused on next-generation lending solutions.

About Rabbu

Rabbu helps real estate investors find and evaluate high-performing short-term rental properties. It offers revenue estimates, ROI insights, and market data tools to analyze both on-market and off- market deals. Users can explore listings, connect with agents and lenders, and make informed investment decisions—all through a streamlined platform focused on Airbnb-style rental income.

To learn more about Beeline’s innovative financing for investment properties, visit makeabeeline.com. To explore high-performing short-term rental opportunities, visit rabbu.com.

For more information, please contact Beeline at IR@Makeabeeline.com.